EXHIBIT 107

Form S-1

(Form Type)

Allurion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying convertible notes	Rule 457	(c)	30,191,900(2)	$1.58(3)	$47,703,202.00	0.00014760	$7,041.00
	Total Offering Amounts						$47,703,202.00		$7,041.00
	Total Fees Previously Paid								$—
	Total Fee Offsets								$—
	Net Fee Due								$7,041.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share, of the registrant (“Common Stock”) as may be issued or issuable because of share split, share dividend, recapitalization, exchange or similar event or otherwise.

(2)	Representing shares of Common Stock issuable upon conversion of convertible notes in the aggregate principal amount of $48,000,000.
(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.58, which is the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 29, 2024.